Exhibit 1.01

Conflict Minerals Report

The Greenbrier Companies, Inc. (“the “Company,” “Greenbrier, “ “we,” “us,” or “our”) has included this Conflict Minerals Report as an exhibit to its Form SD as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). Greenbrier is one of the leading designers, manufacturers and marketers of railroad freight car equipment in North America and Europe, a manufacturer and marketer of marine barges in North America and a leading provider of wheel services, railcar refurbishment and parts, leasing and other services to the railroad and related transportation industries in North America.

We support ending the violence and human rights abuses taking place in the Democratic Republic of the Congo (the “DRC”) and its adjoining countries (the “Covered Countries”). We are committed to ensuring that any conflict minerals necessary to the functionality or production of our products are sourced from sources that do not fund armed conflict in the Covered Countries.

Conflict Minerals Policy

In 2014, we adopted and posted on our public internet site a company policy for the supply chain of conflict minerals (the “Conflict Minerals Policy”). As used herein and in the Conflict Minerals Policy, “conflict minerals” are gold, columbite-tantalite (coltan), cassiterite and wolframite and their derivatives (currently limited to tantalum, tin and tungsten), and any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Covered Countries without regard to the location of origin of the minerals or derivative metals. Our Conflict Minerals Policy includes, but is not limited to, our expectations that our suppliers:

•	refrain from using materials that fund armed conflict and human rights atrocities in the Covered Countries in the products they sell to Greenbrier

•	complete a conflict minerals questionnaire in a timely manner, and

•	if requested, provide supporting documentation

The Conflict Minerals Policy indicates that, in the event that we determine that a supplier’s efforts to comply with the Conflict Minerals Policy have been insufficient or the supplier fails to cooperate in developing and implementing reasonable steps to comply, we reserve the right to take appropriate actions necessary up to and including discontinuing the business relationship with the supplier.

We communicated the Conflict Minerals Policy internally to relevant personnel. The Conflict Minerals Policy also was communicated by email to the supplier of the Potential CMR Component. The Conflict Minerals Policy also has been posted on our website since 2014.

Due Diligence Program

We have adopted a due diligence process to be applied to components or materials included in our products which our reasonable country of origin inquiry (“RCOI”) identifies may have originated in the covered countries which follows the applicable framework set forth in the Organisation for Economic Co-operation and Development’s (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, as supplemented by the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold, Second Edition 2013 (collectively, the “OECD Guidance”), taking into account the facts and circumstances of our company, products and place in the supply chain.

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. This framework consists of the following elements:

1.	Establish strong company management systems (“Step One”);

2.	Identify and assess risk in the supply chain (“Step Two”);

3.	Design and implement a strategy to respond to identified risks (“Step Three”);

4.	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain (“Step Four”); and

5.	Report on supply chain due diligence (“Step Five”).

Calendar 2015 Due Diligence Program Execution

Our RCOI process for calendar year 2015 identified one component (the “Potential CMR Component”) used in some units of one of our products that we believe contains at least one conflict mineral necessary to its functionality or production, which component may or may not have originated in a Covered Country. We performed the following due diligence measures with respect to the Potential CMR Component.

1.	OECD Guidance Step One: “Establish strong company management systems”

a.	For calendar year 2015, due diligence was only required as to the Potential CMR Component and therefore was conducted by the Company’s Senior Compliance Counsel under the supervision of our General Counsel and Chief Compliance Officer. More complex management systems will be adopted as necessary if the volume of affected products increases over time.

b.	For calendar year 2015, business records relating to conflict minerals due diligence were maintained according to our existing processes. More complex records retention processes will be adopted as necessary if the volume of affected products increases over time.

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

We consider all components and materials that contain conflict minerals in our supply chain to be a potential risk as we are downstream from the origin of any conflict minerals. Accordingly, all inputs to our products that we know or believe may contain conflict minerals are subject to our RCOI process and, where applicable, subsequent due diligence.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

Our RCOI process is our strategy to identify product inputs that pose risk. Our subsequent due diligence is our process for responding to risks so identified.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

The Potential CMR Component is manufactured by a large, publicly traded company. The manufacturer has indicated that it is unable to provide at this time any product-level declaration regarding the source of this component because most of its suppliers provided it with a company-level declaration and not a product-level declaration. As such, it was not feasible or useful at this time to carry out or obtain independent third-party audits.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

We have filed a Form SD and this Conflict Minerals Report for Calendar 2015 with the Securities and Exchange Commission and made available on our website the Form SD and this Conflict Minerals Report.

Product Status and Information

The Potential CMR Component was incorporated into only one of our products, and only into a portion of the units of that product sold in calendar year 2015. The manufacturer of the Potential CMR Component has advised us that it is unable to provide at this time any product-level declaration regarding the source of this component because most of its suppliers provided it with a company-level declaration and not a product-level declaration. We will continue to request country of origin information from this manufacturer, and if applicable, conduct due diligence with regard to any conflict mineral in the Potential CMR Component that originated in a Covered Country.

In connection with our due diligence with respect to the Potential CMR Component, we did not identify the facilities that were used to process any necessary conflict minerals contained in the Potential CMR Component or the country/ies of origin of any necessary conflict minerals contained in the Potential CMR Component.

We endeavored to determine the mine or location of origin of the conflict minerals contained in the Potential CMR Component by requesting that our supplier provide us with a completed questionnaire concerning the source of any conflict minerals in the Potential CMR Component sourced from them, and then following up with the supplier for additional information based on its initial response.

Risk Mitigation Efforts after December 31, 2015

We intend to take the following additional steps in 2016 to mitigate the risk that our necessary conflict minerals finance or benefit armed groups:

1.	Encourage suppliers that provided information for 2015 confirming the presence of necessary conflict minerals in materials or components supplied to us to provide information for 2016 through ongoing outreach with these suppliers.

2.	Disseminate our Conflict Minerals Policy to our suppliers who we identify through our RCOI process as providing us with materials or components that are known or believed to contain necessary conflict minerals.

3